Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CMC ACQUISITION, LLC,
as Buyer

CRIC TRT ACQUISITION LLC,
as Seller

and

BNSF-DELPRES INVESTMENTS LTD.,
as Parent

Dated May 17, 2016

Exhibit 2.1

Exhibit 2.1

Exhibit 2.1

Exhibit 2.1

EXHIBITS AND SCHEDULES

Exhibit A	-	Escrow Agreement
Exhibit B	-	Stockholders’ Agreement
Exhibit C	-	Management Services Agreement
Exhibit D	-	Notice of Management Services Agreement
Disclosure Schedule	-	Exceptions to Representations and Warranties

Exhibit 2.1

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into on May 17, 2016, by and among CMC Acquisition, LLC, a Delaware limited liability company (“Buyer”), CRIC TRT Acquisition LLC, a Delaware limited liability company (“Seller”), and BNSF-Delpres Investments Ltd., an Ontario corporation (“Parent”). Buyer, Seller and Parent are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
WHEREAS, Seller owns 100% of the Company Securities, Seller desires to sell to Buyer 81% of the Company Securities and Buyer desires to purchase from Seller 81% of the Company Securities, in each case upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.
ARTICLE 1

PURCHASE AND SALE OF COMPANY SECURITIES

1.1    Basic Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Closing Seller shall sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to 81% of the Company Securities (the “Purchased Securities”), free and clear of all Liens.
1.2    Purchase Price; Escrow. The purchase price for the Purchased Securities shall be an amount equal to $1,500,000.00 (the “Purchase Price”). On the date of this Agreement, Buyer shall deposit the Purchase Price with the Escrow Agent (by wire transfer of immediately available funds to an account designated by the Escrow Agent in writing) to be held and distributed to Seller at Closing, or returned to Buyer if the Closing does not occur (less the Breakage Fee, if applicable), in each case pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”). In addition, on the date of this Agreement, Buyer shall deposit $40,000 (which amount is equal to the estimated Texas Franchise Tax paid by Seller on behalf of the Company prior to the date of this Agreement) (the “Estimated Tax Payment Amount”) with the Escrow Agent (by wire transfer of immediately available funds to an account designated by the Escrow Agent in writing) to be held and distributed to the Seller at Closing, or returned to Buyer if the Closing does not occur, in each case pursuant to the terms of the Escrow Agreement. For the avoidance of doubt, payment of the Estimated Tax Payment Amount to Seller at Closing shall be deemed to be a loan of the Estimated Tax Payment Amount by Buyer or its designated Affiliate to the Company, and the immediately subsequent reimbursement of the Estimated Tax Payment Amount by the Company to Seller.
1.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the first Business Day following Buyer’s written confirmation to Seller that all conditions of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, or such other date as Buyer and Seller may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Central Time on such date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

2.1    Representations and Warranties of Seller and Parent. Seller and Parent each represent and warrant to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1).

Exhibit 2.1

(a)Authorization of Transaction. Seller and Parent each has legal capacity and full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Seller and Parent, enforceable against such party in accordance with the terms of this Agreement. Upon the execution and delivery by Seller and/or Parent of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Seller and/or Parent (as applicable), enforceable against such party in accordance with the terms of such Ancillary Agreement. Neither Seller nor Parent is required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Seller or Parent is a party.
(b)Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Seller or Parent is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Seller or Parent is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Seller or Parent is a party or by which such party is bound or to which any of their assets is subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Securities.
(c)Brokers’ Fees. Neither Seller nor Parent has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.
(d)Company Securities. Seller holds of record and owns beneficially 100% of the Company Securities, free and clear of all Liens. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Seller is not a party to any voting trust, proxy, or other Contract with respect to the voting of any Company Securities. On the Closing Date, upon payment of the Purchase Price in accordance with Section 1.2, all of the Purchased Securities will be acquired by Buyer free and clear of all Liens, and Buyer will have good and marketable title to such Purchased Securities.

2.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).
(a)Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.
(b)Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement. Upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement. Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party have been duly authorized by Buyer.
(c)Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.
(d)Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated, other than a commission payable to Excel Realty Advisors, LP (the “Broker”) pursuant to the terms of a separate written agreement by and between Buyer and the Broker.

Exhibit 2.1

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY

Seller and Parent represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as otherwise set forth in the corresponding section of the Disclosure Schedule.
3.1    Organization, Qualification, and Power. Section 3.1 of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business. The Company and each of its Subsidiaries are duly organized, validly existing, and in good standing under the Laws of their respective jurisdiction of incorporation or formation. The Company and each of its Subsidiaries are duly authorized to conduct their business and are in good standing under the Laws of each jurisdiction where such qualification is required. The Company and each of its Subsidiaries have full corporate power and authority and all Permits necessary to carry on the businesses in which they are engaged and to own, lease and use the properties owned, leased and used by them. Section 3.1 of the Disclosure Schedule also lists the board of directors, managers, management board and officers, as the case may be, of the Company and each of its Subsidiaries. Seller has delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock or other equity ownership records for the Company and each of its Subsidiaries in Seller’s possession, each of which is, to Seller’s Knowledge, correct and complete. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of their Organizational Documents.
3.2    Authorization of Transaction. The Company and each of its Subsidiaries has full power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company and its Subsidiaries of the Agreement and the Ancillary Agreements to which it is a party and the performance by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of the Company and its Subsidiaries. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with the terms of this Agreement. Upon the execution and delivery by the Company and its Subsidiaries of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of the Company or such Subsidiary, enforceable against it in accordance with the terms of such Ancillary Agreement.
3.3    Capitalization and Subsidiaries.
(a)All of the Company Securities are owned beneficially and of record by Seller, which represent 100% of the outstanding capital stock or other ownership interests in the Company. The Purchased Securities represent 81% of the outstanding capital stock or other ownership interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. There are no other ownership interests in the Company or outstanding securities convertible or exchangeable into any ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of any ownership interests of the Company. Upon consummation of the transactions contemplated hereby, Buyer will be the sole owner, beneficially and of record, of 81% of the Company Securities, free and clear of any Liens.
(b)All of the Subsidiaries, direct and indirect, of the Company are listed in Section 3.3(b) of the Disclosure Schedule. Section 3.3(b) of the Disclosure Schedule lists the entire authorized stock or other ownership interests of each such Subsidiary and the record and beneficial owner of such stock or other ownership interests, all of which have been duly authorized, are validly issued, fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. The Company owns, directly or indirectly, all of the stock or other ownership interests of the Subsidiaries required to be listed in Section 3.3(b) of the Disclosure Schedule free and clear of all Liens. There are no other stock or other ownership interests in any Subsidiary required to be listed on Section 3.3(b) of the Disclosure Schedule or outstanding securities convertible or exchangeable into stock or other ownership interests of any such Subsidiary, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in

Exhibit 2.1

any such Subsidiary. There are no outstanding or authorized equity appreciation, phantom appreciation, profit participation, or similar rights with respect to any Subsidiary required to be listed on Section 3.3(b) of the Disclosure Schedule. There are no voting trusts, proxies, or other Contracts with respect to the voting of the stock or other ownership interests of any such Subsidiary.
3.4    Non-contravention. Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company or any of its Subsidiaries is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company or any of its Subsidiaries is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract, Permit, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets); provided, however, that Mortgage Lender Approval will be required to consummate the transactions contemplated hereunder. Neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent or Permit of any Governmental Body or other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company or any of its Subsidiaries is a party, other than obtaining Mortgage Lender Approval pursuant to the Mortgage Loan Documents.
3.5    Brokers’ Fees. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.6    Assets. The Company and its Subsidiaries own no properties or assets (tangible or intangible), and have never owned any properties or assets, other than the issued and outstanding capital stock and membership interests (as the case may be) of the Subsidiaries and the Rail Facility Property, and the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, such properties and assets, free and clear of all Liens, except for Permitted Liens.
3.7    Statements of Assets and Liabilities. Attached to Section 3.7 of the Disclosure Schedule as of the Closing are correct and complete copies of the following (collectively, the “Statements of Assets and Liabilities”): (i) a statement of assets and liabilities of the Company and its Subsidiaries on a consolidated basis as of and for the fiscal years ended December 31, 2014 and December 31, 2015 and (ii) a statement of assets and liabilities of the Company and its Subsidiaries on a consolidated basis as of and for the three-month period ended March 31, 2016. The Statements of Assets and Liabilities are consistent with the books and records of the Company and its Subsidiaries. Since December 31, 2015, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Section 3.7 of the Disclosure Schedule also sets forth the names and locations of each bank or other financial institution at which the Company or any of its Subsidiaries has accounts (giving the account numbers) or safe deposit boxes and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company or any of its Subsidiaries.
3.8    Undisclosed Liabilities. The Company and its Subsidiaries do not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) result from the obligations of the Company under this Agreement or the Ancillary Agreements or (b) liabilities and obligations pursuant to any Contract to which the Company or any of its Subsidiaries is a party which arose in the Ordinary Course of Business (including, without limitation, all liabilities and obligations of the Company and its Subsidiaries under the Lease and the Mortgage Loan Documents, and customary organizational expenses not exceeding $5,000 per year) and did not result from any default, tort, breach of contract or breach of warranty. The only business ever conducted by the Company or any of its Subsidiaries has been to own and lease the Rail Facility Property, including financing the acquisition thereof via the Mortgage Loan.
3.9    Legal Compliance.
(a)The Company and its Subsidiaries, and their respective predecessors and Affiliates, have complied with, and such parties and the Rail Facility Property are currently in compliance with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of Seller, threatened alleging any failure so to comply. The Company and its Subsidiaries have not received any notice or communication alleging any non-compliance of the foregoing.
(b)Section 3.9(b) of the Disclosure Schedule sets forth a correct and complete list of all Permits held by the Company and its Subsidiaries. The Permits held by the Company and its Subsidiaries (i) constitute all Permits necessary for the operation of the business of the Company and its Subsidiaries (including, without limitation, the ownership of the Rail Facility Property and

Exhibit 2.1

the use thereof and operation of such business thereon), and (ii) are in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice or communication alleging any default under or non-compliance with any Permit or that any additional Permit is required for any of the foregoing. No Proceeding is pending or threatened to revoke or limit any Permit.
(c)Neither the Company, nor any of its Subsidiaries, nor any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company and its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.
3.10    Tax Matters.
(a)(i) Since March 12, 2015, the Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns that they were required to file, which are all listed on Section 3.10(a)(i) of the Disclosure Schedule. To Seller’s Knowledge, the Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns that they were required to file prior to March 12, 2015. All such Tax Returns referred to in this Section 3.10(a)(i) are correct and complete in all material respects.
(ii) Since March 12, 2015, all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or have been accrued for as set forth on Section 3.10(a)(ii) of the Disclosure Schedule. To Seller’s Knowledge, all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) for periods prior to March 12, 2015 have been paid or have been accrued for as set forth on Section 3.10(a)(ii) of the Disclosure Schedule.
(iii) The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company or any of its Subsidiaries.
(b)(i) Since March 12, 2015, no deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company and its Subsidiaries that has not been paid, settled or otherwise resolved. To Seller’s Knowledge, prior to March 12, 2015, no deficiency or proposed adjustment for any amount of Tax was proposed, asserted or assessed by any taxing authority against the Company and its Subsidiaries that has not been paid, settled or otherwise resolved.
(ii) Since March 12, 2015, the Company and its Subsidiaries have not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. To Seller’s Knowledge, prior to March 12, 2015, the Company and its Subsidiaries were not notified by any taxing authority that any issues had been raised with respect to any Tax Return.
(iii) There is no Proceeding or audit now pending, proposed or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries or concerning the Company or any of its Subsidiaries with respect to any Taxes. There has not been, since March 12, 2015, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company or any of its Subsidiaries by any taxing authority.
(c)Since March 12, 2015, all Taxes that are required to be withheld or collected by the Company and its Subsidiaries, including Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company or any of its Subsidiaries, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. To Seller’s Knowledge, prior to March 12, 2015, all Taxes required to be withheld or collected by the Company and its Subsidiaries, including Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company or any of its Subsidiaries, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.
(d)Since March 12, 2015, no claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.
(e)Since March 12, 2015, the Company and its Subsidiaries are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise. To Seller’s Knowledge, with respect to periods prior to March 12, 2015, the Company and its Subsidiaries are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

Exhibit 2.1

(f)Neither the Company nor any of its Subsidiaries will be required as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition, (iv) the receipt of any prepaid revenue or (v) election under Section 108(i) of the Code, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.
(g)Since March 12, 2015, the Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. To Seller’s Knowledge, prior to March 12, 2015, the Company did not distribute the stock of another Person, or have its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h)Except as set forth in Section 3.10(h) of the Disclosure Schedule, since March 12, 2015, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
(i)Since March 12, 2015, neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(j)Since March 12, 2015, none of the Tax Returns filed by the Company or any of its Subsidiaries have been audited or are currently the subject of audit. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.
3.11    Real Property.
(a)With respect to the Rail Facility Property, (i) TRT LeaseCo is the sole titleholder of record and owns good and marketable fee simple title thereto, free and clear of all Liens, except for Permitted Liens and as set forth in Section 3.11(a) of the Disclosure Schedule; (ii) except for the Rail Facility Lease, neither the Company nor any of its Subsidiaries have leased, licensed or otherwise granted (whether verbally or in writing) to any Person the right to use or occupy the Rail Facility Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Rail Facility Property or any portion thereof or interest therein, other than the right of first offer and right of first refusal benefitting Tenant contained in Sections 44 and 45, respectively, of the Rail Facility Lease; (iv) except for Permitted Liens, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, leased, deeded in trust or encumbered any interest in the Rail Facility Property; (v) there are no currently active disputes with respect to ownership, use or boundaries of the Rail Facility Property; (vi) neither the Rail Facility Property nor, to the Knowledge of Seller, the use or occupancy thereof by any current user or occupant violates in any way any applicable Law, Order, Permit, or covenant, condition or restriction or other matter impacting such property, whether of record or not (collectively “Requirements”); (vii) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, suits or administrative actions relating to any such property or other matters affecting adversely the use, occupancy or value thereof; (viii) the ownership and leasing of the Rail Facility Property by the Company and its Subsidiaries in the manner in which it is now owned and leased comply with all applicable Requirements and, to the Knowledge of Seller, the operation of the Rail Facility Property in the manner in which it is now operated complies with all applicable Requirements; and (ix) neither the Company, nor any of its Subsidiaries nor Seller has received any notice of any special Tax that affects the Rail Facility Property and, to the Knowledge of Seller, no such special Taxes are pending or contemplated.
(b)Other than as set forth in the Rail Facility Lease, the Mortgage Loan Documents and the Title Insurance Policy, there are no outstanding contracts, commitments, or agreements (whether written or oral) that impose or could reasonably be expected to impose any obligation, liability or condition on the Company or any of its Subsidiaries to grant any rights in, to make any payments, contributions or dedications of money or land with respect to, or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Rail Facility Property.
(c)The Rail Facility Property comprises all of the real property owned by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any Lease other than the Rail Facility Lease, and neither the Company nor any of its Subsidiaries holds any right or option to purchase or lease any real property or interest therein.

Exhibit 2.1

(d)    The sale of the Purchased Securities contemplated in this Agreement is not subject to the right of first offer contained in Section 44 of the Rail Facility Lease or to the right of first refusal contained in Section 45 of the Rail Facility Lease, and no notice to Tenant of the transactions contemplated in this Agreement is required under the Rail Facility Lease.
(e)    Seller has delivered to Buyer true and complete copies of the Title Insurance Policy and the latest ALTA Land Title Survey for the Rail Facility Property obtained by Seller (the “Survey”). No alterations or improvements have been made to the Rail Facility Property since the date of the Survey which would render the Survey inaccurate in any material respect.
3.12    Contracts. Section 3.12 of the Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party or pursuant to which any of their assets are bound. The Company has delivered to Buyer a correct and complete copy of each Contract listed or required to be listed in Section 3.12 of the Disclosure Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto. There are no oral Contracts to which the Company or any of its Subsidiaries is a party or pursuant to which any of their assets are bound. Each Contract listed or required to be listed in Section 3.12 of the Disclosure Schedule is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.12 of the Disclosure Schedule, (i) no such Contract has been breached or canceled by the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto, (ii) the Company or each of its Subsidiaries has performed all obligations under such Contracts required to be performed by the Company or such Subsidiary, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Contract or would permit the termination, modification or acceleration of such Contract, and (iv) neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Contract.
3.13    Insurance. Section 3.13 of the Disclosure Schedule contains a complete and accurate list of each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”). There is no claim by the Company or any of its Subsidiaries or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of Seller, verbal notice of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Section 3.13 of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the Company or any of its Subsidiaries or their operations.
3.14    Litigation. There are no (and since March 12, 2015, there have not been any) complaints, charges, Proceedings or Orders pending or, to the Knowledge of Seller, threatened or anticipated relating to or affecting the Company or any of its Subsidiaries or any of their respective assets. There is no outstanding Order to which the Company or any of its Subsidiaries or any of their respective assets is subject. The Seller is not engaged in or a party to or, to the Knowledge of Seller, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or any of their respective assets or the transactions contemplated by this Agreement, and neither the Seller nor the Company or any of its Subsidiaries has received written notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, investigation or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or any of their respective assets or the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries has initiated or threatened in writing to initiate any complaint, charge or Proceeding against any other Person since March 12, 2015.
3.15    Debt. Neither the Company nor any of its Subsidiaries has any Debt other than pursuant to the Mortgage, and neither the Company nor any of its Subsidiaries are liable for any Debt of any other Person.
3.16    Environmental, Health, and Safety Matters.
(a)The Company and its Subsidiaries have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
(b)Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the ownership of the Rail Facility Property and the operation of the business of the Company and its Subsidiaries (“Environmental Permits”). A list of all Environmental Permits is set forth on Section 3.16(b) of the Disclosure Schedule. To the Knowledge of Seller, no change in facts or circumstances reported or assumed in the applications for or the granting of the

Exhibit 2.1

Environmental Permits exists. There are not any Proceedings pending, or threatened which would jeopardize the validity of or result in the termination, cancellation or modification of any of the Environmental Permits.
(c)Neither the Company nor any of its Subsidiaries has received any written or oral claim, action, complaint, cause of action, demand, citation, order, investigation or notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or the Rail Facility Property arising under Environmental, Health, and Safety Requirements, other than as expressly provided in Sections 3.2.1, 3.2.2, 3.3 and 6.1.3 of the Phase I Environmental Site Assessment, dated September 19, 2014, prepared by Wilson & Company, Inc. for TRT LeaseCo, LLC (together with the Addendum thereto dated November 26, 2014, the “Phase I ESA”).
(d)To the Knowledge of Seller, there is no material Environmental Condition at, under, in the vicinity of or emanating from the Rail Facility Property.
(e)To the Knowledge of Seller, no expenditure(s) in excess of $50,000 with respect to the Company or any of its Subsidiaries or the Rail Facility Property will be necessary to achieve compliance with applicable Environmental, Health, and Safety Requirements in the next two years.
(f)Other than as expressly provided in Sections 4.4 and 6.1.3 of the Phase I ESA, the Rail Facility Property does not contain any underground storage tanks currently, nor, to the Knowledge of Seller, has the Rail Facility Property contained any underground storage tanks in the past.
(g)To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.
(h)To the Knowledge of Seller, other than as expressly provided in Section 6.1.3 of the Phase I ESA, there is no asbestos located at or on the Rail Facility Property. To the Knowledge of Seller, other than as expressly provided in Sections 3.2.1, 3.2.2, 3.3, 4.9 and 6.1.3 of the Phase I ESA, there is not Released, stored, disposed, leaching nor located on the Rail Facility Property any polychlorinated biphenyls (“PCBs”) or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs, or any insulating material containing urea formaldehydes. Other than as expressly provided in Sections 3.2.1, 3.2.2, 3.3, 3.4.7 and 6.1.3 of the Phase I ESA, no Environmental Lien or land use limitation has attached to the Rail Facility Property.
(i)Other than as expressly provided in Sections 3.2.1, 3.2.2, 3.3 and 6.1.3 of the Phase I ESA, neither the Company nor any of its Subsidiaries has entered into any consent order or other similar agreement with any Governmental Body that imposes obligations under Environmental, Health, and Safety Requirements on the Company or any Subsidiary.
(j)Other than as expressly provided in Sections 3.2.1, 3.2.2, 3.3 and 6.1.3 of the Phase I ESA, neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
(k)Other than as expressly provided in Sections 3.2.1, 3.2.2, 3.3 and 6.1.3 of the Phase I ESA, the Rail Facility Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, and is not listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites.
(l)To the Knowledge of Seller, there are no environmental conditions or circumstances on the Rail Facility Property that pose an unreasonable risk to the environment or the health or safety of Persons.
(m)Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or Consent of Governmental Bodies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.

Exhibit 2.1

(n)Section 3.16(n) of the Disclosure Schedule lists each written environmental audit, health and safety audit, Phase I environmental site assessment, Phase II environmental site assessment or investigation, soil and/or groundwater report, environmental compliance assessment, or other report regarding environmental, health and safety issues relating to the Rail Facility Property or the Company or any of its Subsidiaries (“Environmental Reports”) prepared by or on behalf of the Company or any of its Subsidiaries or, to the Knowledge of Seller, any governmental authority or any other Person with respect or relating to the Rail Facility Property and Seller and the Company have provided Buyer with access to all such Environmental Reports that are in their possession or control.
3.17    Certain Business Relationships with the Company. Except as set forth on Section 3.17 of the Disclosure Schedule, neither Seller nor any officer, manager, partner or director of the Company or any of its Subsidiaries nor any of the Affiliates of any of the foregoing (other than the Company and its Subsidiaries):
(a)has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries;
(b)has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company or any of its Subsidiaries; or
(c)is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the business of the Company or any of its Subsidiaries.
3.18    Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, certificate or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. Seller is not aware of any information necessary to enable a prospective purchaser of Company Securities or the business of the Company and its Subsidiaries to make an informed decision with respect to the purchase of Company Securities or business that has not been expressly disclosed herein. Buyer has been provided full and complete copies of all documents referred to on the Disclosure Schedule.
ARTICLE 4

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier to occur of (i) Closing or (ii) termination of this Agreement:
4.1    General. Seller shall use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).
4.2    Notices and Consents.
(a)Subject to Section 4.2(b) below, Seller will cause the Company and its Subsidiaries to give any notices to third parties required to be given in connection with the matters set forth or required to be set forth on Section 3.4 of the Disclosure Schedule, and Seller will, and will cause the Company and each of its Subsidiaries to, use their reasonable best efforts to obtain any Consents in connection with the matters set forth or required to be set forth on Section 3.4 of the Disclosure Schedule.
(b)Seller shall use its reasonable best efforts to obtain Mortgage Lender’s acknowledgment and consent to the sale of the Purchased Securities by Seller and the acquisition thereof by Buyer as contemplated by this Agreement, as required by the Mortgage Loan Documents (“Mortgage Lender Approval”). Buyer agrees to cooperate with Seller on a commercially reasonable basis in connection with obtaining Mortgage Lender Approval.
4.3    Operation of Business. The Company and each of its Subsidiaries will: (a) conduct the business of the Company and its Subsidiaries only in the Ordinary Course of Business, and (b) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of the Company and each of its Subsidiaries (subject, in all cases, to the Rail Facility Lease and the Mortgage Loan Documents), preserve intact the current business organization of the Company and each of its Subsidiaries, and maintain the relations and goodwill with its lessee and lenders. For the avoidance of doubt, and without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries will (i) issue, create, incur or assume any Debt, (ii) sell, lease, transfer or assign any assets or property, (iii) enter into any Contract or (iv) accelerate, amend or otherwise modify,

Exhibit 2.1

or cancel or otherwise terminate, or fail to comply with the terms of, any Contract listed or required to be listed on Section 3.12 of the Disclosure Schedule.
4.4    Access and Cooperation. The Company and its Subsidiaries will, (a) permit Buyer and its financing sources and their representatives to have access during normal business hours to all key personnel, books, properties, customers, suppliers, records, Contracts, documents and data of the Company and its Subsidiaries (including for purposes of performing any Phase 1 environmental site assessments), and (b) furnish Buyer and its representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as Buyer may reasonably request. No information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.
4.5    Notice of Developments. If Seller or the Company become aware prior to Closing of any event, fact or condition or nonoccurrence of any event, fact or condition that may constitute a breach of any representation, warranty, covenant or agreement of Seller or the Company or may constitute a breach of any representation or warranty of Seller or the Company if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Seller or the Company will promptly provide Buyer with a written description of such fact or condition. From the date of this Agreement until the Closing, Seller shall have the continuing obligation to promptly supplement the information contained in the Disclosure Schedule with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Neither the supplementation of the Disclosure Schedule pursuant to the obligation in this Section 4.5 nor any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein; and determination of any liability for breach of representations or warranties either at signing or at Closing shall be made without reference to any supplements and with reference only to the Disclosure Schedule as it stands on the date of this Agreement.
4.6    Exclusivity. Until the Outside Date, the Parent, Company and Seller each agree that they will not, and will cause each of their respective Affiliates, directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly, negotiate with any Person (other than Buyer and its Affiliates and representatives) any transaction involving (i) the sale of any stock or other ownership interest or any assets or debt of the Company or any of its Subsidiaries, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, or similar transaction involving the Company or any of its Subsidiaries or (iii) any similar transaction or business combination involving the Company or any of its Subsidiaries (in each case, an “Acquisition Transaction”). During the period specified in the previous sentence, Seller, the Parent and the Company shall each (and shall cause each of its Affiliates to) immediately cease, and cause to be terminated, any and all negotiations of any Acquisition Transaction with third parties (other than Buyer and its Affiliates and representatives).

ARTICLE 5
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
5.1    General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to retain possession of copies of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries provided to it hereunder.
5.2    Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, Seller will reasonably cooperate with it and its counsel in the contest or defense and provide such reasonable testimony and access to Seller’s books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 7 below).

Exhibit 2.1

5.3    Mutual Release.
(a)If and only if the Closing occurs, Parent and Seller, each for itself, and their respective heirs, personal representatives, successors and assigns (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges the Company, each of its Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders (other than Buyer), members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Seller Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Seller Released Claim. Notwithstanding the preceding sentence of this Section 5.3(a), “Seller Released Claims” does not include, and the provisions of this Section 5.3(a) shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.
(b)If and only if the Closing occurs, Buyer, for itself and its heirs, personal representatives, successors and assigns (collectively, the “Buyer Releasors”), hereby forever fully and irrevocably releases and discharges the Released Parties (other than Parent and Seller) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Buyer Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Buyer Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Buyer Released Claim. Notwithstanding the preceding sentence of this Section 5.3(b), “Buyer Released Claims” does not include, and the provisions of this Section 5.3(b) shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.
5.4    Dilution of Buyer. In the event that (a) immediately prior to the Closing, (i) any Person other than Seller owned any Company Securities or any other ownership interests in the Company or outstanding securities convertible or exchangeable into any ownership interests of the Company, (ii) any Person other than Seller held or was a party to any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in the Company, (iii) there were any outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company, or (iv) there were any voting trusts, proxies, or other Contracts with respect to the voting of any ownership interests of the Company (the scenarios described in the foregoing clauses (i) through (iv) collectively, the “Dilution Scenarios”), and (b) it is discovered that any such Dilution Scenario exists after the Closing, then (x) the Company shall take all actions necessary to eliminate such Dilution Scenario as soon as is reasonably possible and cause the Company to issue such number of additional Company Securities to Buyer (at a price of $0.00001 per share) in order to cause Buyer to maintain ownership of no less than 81% of the Company Securities (collectively, the “Anti-Dilution Actions”) and (y) each Party shall cooperate and take all actions necessary to cause the Company to effectuate all Anti-Dilution Actions and to otherwise assist the Company with the same (including by voting such Party’s shares of Company Securities in favor of, and otherwise approving, any and all actions of the Company necessary to effectuate any Anti-Dilution Action).
ARTICLE 6
CONDITIONS TO OBLIGATION TO CLOSE
6.1    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to satisfaction of the following conditions:
(a)there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

Exhibit 2.1

(b)the Company and its Subsidiaries shall have received all Consents and Permits of Governmental Bodies necessary for the consummation of the transactions contemplated by this Agreement and such Consents and Permits shall be in full force and effect;
(c)all of the representations and warranties contained in Section 2.1 and Article 3 or in any Ancillary Agreement to which Seller, the Company or any of its Subsidiaries is a party shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date, in each case except to the extent that such representations and warranties are qualified by or refer to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Change” or any similar term or phrase, in which case such representations and warranties shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respect at and as of the Closing Date;
(d)the Company, its Subsidiaries and Seller shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed by the Company, its Subsidiaries or Seller prior to or at the Closing;
(e)during the period from March 12, 2015, through the Closing Date, there shall not have been a Material Adverse Change;
(f)Mortgage Lender Approval shall have been obtained; and
(g)Seller shall have delivered each of the following to Buyer, in each case in form and substance satisfactory to Buyer:
(i)the Statements of Assets and Liabilities;
(ii)a certificate dated as of the Closing Date, duly executed by Seller, certifying that each of the conditions specified in Section 6.1(c) and 6.1(d) have been satisfied;
(iii)a certificate of the Secretary or other executive officer of the Company, dated as of the Closing Date, attaching and certifying as to: (A) the Organizational Documents of the Company and each of its Subsidiaries; (B) the authorizing resolutions of the Company’s members and managers authorizing the execution, delivery and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (C) the incumbency and signatures of each Person signing this Agreement or any Ancillary Agreement on behalf of the Company or any of its Subsidiaries;
(iv)the certificates (if any) representing the Purchased Securities, together with other appropriate instruments of transfer to convey the same to Buyer;
(v)good standing certificates for the Company and each of its Subsidiaries from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company or any Subsidiary is qualified to do business;
(vi)the Stockholders’ Agreement substantially in the form of Exhibit B attached hereto (the “Stockholders’ Agreement”), duly executed by Seller;
(vii)the Management Services Agreement substantially in the form of Exhibit C attached hereto (the “Management Services Agreement”), duly executed by Seller;
(viii)the Notice of Management Services Agreement substantially in the form of Exhibit D attached hereto (the “Notice of Management Services Agreement”), which will be recorded in the real property records of Liberty County, Texas at Closing (unless the Mortgage Lender does not approve such recordation);
(ix)evidence that the Consents required in connection with the matters set forth or required to be set forth on Section 3.4 of the Disclosure Schedule (if any) have been obtained;
(x)all documentation necessary to obtain releases of all Liens (if any) other than the Permitted Liens, including appropriate UCC termination statements;
(xi)copies of the minute books and stock records of the Company and its Subsidiaries;
(xii)resignations from all directors and officers of the Company and each of its Subsidiaries;

Exhibit 2.1

(xiii)a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulation Section 1.1445-2(b)(2) stating that Seller is not a “foreign person” as defined in Section 1445 of the Code; and
(xiv)all other instruments and documents required by this Agreement to be delivered by the Company, its Subsidiaries or Seller to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.
Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.
6.2    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by Seller in connection with the Closing is subject to satisfaction of the following conditions:
(a)there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;
(b)all of Buyer’s representations and warranties contained in Section 2.2 or in any Ancillary Agreement to which Buyer is a party shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date, in each case except to the extent that such representations and warranties are qualified by or refer to the terms “material”, “materiality”, “in all material respects” or any similar term or phrase, in which case such representations and warranties shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects at and as of the Closing Date;
(c)Buyer shall have performed and complied in all material respects with all covenants and agreements in this Agreement to be performed by Buyer prior to or at the Closing;
(d)Mortgage Lender Approval shall have been obtained; and
(e)Buyer shall have delivered each of the following to Seller:
(i)the Purchase Price in accordance with Section 1.2;
(ii)a certificate dated as of the Closing Date, duly executed by Buyer, certifying that each of the conditions specified in Section 6.2(b) and 6.2(c) have been satisfied;
(iii)a duly executed counterpart signature page to the Stockholders’ Agreement;
(iv)a duly executed counterpart signature page to the Management Services Agreement; and
(vi)    a duly executed counterpart signature page to the Notice of Management Services Agreement (unless recordation of the same has not been approved by the Mortgage Lender).
Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.
ARTICLE 7
REMEDIES
7.1    Survival. All representations and warranties contained in this Agreement shall survive the Closing for a period ending twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1 (Representations and Warranties of Seller and Parent), 3.1 (Organization, Qualification, and Power), 3.3 (Capitalization and Subsidiaries), 3.5 (Brokers’ Fees), 3.10 (Tax Matters), 3.11 (Real Property) and 3.16 (Environmental, Health, and Safety Matters) shall survive for a period of thirty-six (36) months after the Closing Date. All covenants set forth herein shall survive the Closing in accordance with their respective terms and shall continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (1) if prior to 11:59 p.m. Central Time on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to

Exhibit 2.1

survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof and (2) a claim based on fraud may be brought at any time.
7.2    Indemnification by Seller.
(a)Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against any and all Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such matter is made pursuant to this Article 7 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Section 2.1 or Article 3 of this Agreement or any representation or warranty made by Seller, the Company or any of its Affiliates in any Ancillary Agreement or (ii) any material breach of any covenant or agreement of Seller, the Company or any of its Subsidiaries contained in this Agreement or in any Ancillary Agreement.
(b)Seller shall pay and otherwise fully satisfy and discharge all Designated Pre-Closing Liabilities, and shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Adverse Consequences that any Buyer Indemnitee may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by any Designated Pre-Closing Liabilities.
7.3    Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all Adverse Consequences that Seller may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such matter is made pursuant to this Article 7 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made in Section 2.2 of this Agreement or any representation or warranty made by Buyer in any Ancillary Agreement or (b) any material breach of any covenant or agreement of Buyer contained in this Agreement or in any Ancillary Agreement.
7.4    Limitations on Indemnification by Seller.
(a)Neither Seller nor Parent (pursuant to its obligations set forth in Section 11.19) will have any liability pursuant to Section 7.2(a)(i) until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $150,000.00 (the “Threshold”), after which point Seller will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences from and including the first dollar; provided, however, that the foregoing limitation shall not apply in the case of fraud or any intentional breach of any representation or warranty.
(b)The aggregate maximum liability of Seller and Parent (pursuant to its obligations set forth in Section 11.19) pursuant to Section 7.2(a)(i) shall be an amount equal to the Purchase Price (the “Cap”); provided, however, that the foregoing limitation shall not apply in the case of fraud or any intentional breach of any representation or warranty.
7.5    Limitations on Indemnification by Buyer.
(a)Buyer will have no liability pursuant to Section 7.3(a) until Seller has suffered aggregate Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Seller from and against all Adverse Consequences from and including the first dollar; provided, however, that the foregoing limitation shall not apply in the case of fraud or any intentional breach of any representation or warranty.
(b)The aggregate maximum liability of Buyer pursuant to Section 7.3(a) shall be the Cap; provided, however, that the foregoing limitation shall not apply in the case of fraud or any intentional breach of any representation or warranty.
7.6    Third-Party Claims.
(a)If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 7, then the Indemnified Party will promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 7 (except to the extent such failure materially prejudices the defense of such proceeding).

Exhibit 2.1

(b)Upon receipt of the notice described in Section 7.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 7.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim.
(c)In the event that any of the conditions under Section 7.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 7.
(d)Except in circumstances described in Section 7.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.
7.7    Other Indemnification Matters. All indemnification payments under this Article 7 will be deemed adjustments to the Purchase Price.
7.8    Setoff. In addition to any other means of recovery available to Buyer, Buyer shall be entitled, but not obligated, to settle any of Buyer’s claims for indemnification or recover any other amounts due from Seller under this Agreement, any Ancillary Agreement or otherwise, by setting off the amount of money required to settle such indemnification claims or such other amounts, against any other payment payable by Buyer or any of its Subsidiaries (including the Company and each of its Subsidiaries) to Seller or any of its Affiliates (other than the Company and its Subsidiaries) under this Agreement or any Ancillary Agreement or otherwise. The exercise of any such right of set-off by Buyer or its applicable Subsidiary, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or any Ancillary Agreement; provided, however, that (i) the exercise of any such right of set-off by Buyer or its applicable Subsidiary will not constitute an acknowledgement by Seller or its applicable Affiliate that Seller agrees that such amounts are due to Buyer and (ii) if it is ultimately determined that such amounts were not due to Buyer, then Buyer will promptly pay (or cause to be paid) such amounts to Seller or its applicable Affiliate. Neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
ARTICLE 8
TAX MATTERS
The following provisions will govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:
8.1    Tax Indemnification. In addition to the indemnification provisions of Article 7, Seller shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from, (a) all Taxes (other than Texas Franchise Taxes) imposed on or incurred by the Company and its Subsidiaries with respect to all Tax periods (or portions thereof) commencing on or after March 12, 2015 and ending on or prior to the Closing Date, (b) all Taxes (other than Texas Franchise Taxes) incurred by the Company and its Subsidiaries caused by or resulting from the sale or exchange of the Purchased Securities, and (c) for any Tax period (or portion

Exhibit 2.1

thereof) that begins on or after March 12, 2015 but before the Closing Date and ends after the Closing Date all Taxes (other than Texas Franchise Taxes) of the Company that relate to the portion of such Tax period ending on the Closing Date.
8.2    Tax Periods Ending on or Before the Closing Date. Seller will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for all Tax periods that begin on or after March 12, 2015 and that end on or prior to the Closing Date that are filed after the Closing Date (“Seller Prepared Returns”). Seller will provide Buyer with copies of all such Seller Prepared Returns for Buyer’s reasonable review and comment, at least 30 days prior to the due date thereof (giving effect to any extensions thereto) (with the exception of the Seller Prepared Return for the period commencing March 12, 2015 and ending March 31, 2015, copies of which will be provided to Buyer at least 30 days prior to the filing date thereof). The Company will be responsible for paying all Texas Franchise Taxes with respect to such Seller Prepared Returns, and Seller will pay all other Taxes due with respect to such Seller Prepared Returns.
8.3    Tax Periods Beginning Before and Ending After the Closing Date. Buyer will timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period Returns”). Buyer will provide Seller with copies of any Straddle Period Returns (other than such Tax Returns for Texas Franchise Taxes) at least 30 days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If Seller agrees with such the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Return, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement (which Pre-Closing Taxes shall, for the avoidance of doubt, not include Texas Franchise Taxes). If, within ten (10) days after the receipt of the Straddle Period Return and Straddle Statement, Seller (a) notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Return and Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within 5 days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are not able to resolve their disagreement, the dispute shall be submitted to Deloitte, provided that if such accounting firm is unable or unwilling to serve in the requested capacity and Buyer and Seller are unable to agree on the choice of an alternative accounting firm, Buyer and Seller will select a nationally-recognized U.S. accounting firm by lot (after excluding their and the Company’s respective regular outside accounting firms) (the engaged accountants, the “Accountants”). The Accountants will resolve the disagreement within 30 days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by Seller and half by Buyer. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date (i.e., the Pre-Closing Taxes) will (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.
8.4    Cooperation on Tax Matters. Buyer and Seller will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller will retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods.
8.5    Tax Sharing Agreement. The Parties acknowledge that as soon as practicable after the Closing (and, in any event, before the due date for any federal income Tax Return of the Company or its Subsidiaries relating to a taxable period beginning after the Closing Date), the board of directors of the Company and each of its Subsidiaries will take such necessary action to duly authorize, approve and cause the Company and each of its Subsidiaries to become a party to that certain Second Amended and Restated Kingsway Affiliated Group Tax Allocation Agreement dated as of December 1, 2013 (the “Tax Sharing Agreement”).
8.6    Amended Tax Returns. Buyer shall not cause or permit the Company or any of its Subsidiaries to amend or modify any Tax Return of the Company or any of its Subsidiaries relating to a taxable period (or portion thereof) ending on or

Exhibit 2.1

before the Closing Date if such amendment or modification would materially increase the Tax liability of the Company with respect to any period prior to the Closing Date, without the prior written consent of Seller (which consent shall not be unreasonably withheld).
8.7    Section 338 Election. Neither Buyer nor any Affiliate of Buyer will make an election under Section 338 of the Code (or any similar election for state or local Tax purposes) with respect to the Company or its Subsidiaries with respect to any transactions contemplated by this Agreement.
8.8    Buyer Right to Cure. In the event that Seller fails to pay any Taxes for which it is liable pursuant to Section 8.1, Buyer may (but shall not be obligated to) loan such amounts (together with any applicable fees, penalties and interest) to the Company in order for the Company to pay such amounts to the applicable taxing authority. Seller shall reimburse Buyer for any such loaned amounts within sixty (60) days following Buyer’s written demand to Seller for such amounts, together with interest on such amounts from the date of Buyer’s written demand to Seller until the date of repayment at a rate per annum equal to the greater of (a) the then-current Prime Rate (as hereinafter defined) plus five percent (5.0%) or (b) fifteen percent (15.0%). As used herein, the term “Prime Rate” shall mean the current rate of interest per annum announced from time to time by Citibank N.A. (or its successor) as its prime rate in New York, New York, or, if Citibank N.A. shall cease to announce such rate, then the current rate published as the prime rate in The Wall Street Journal.
ARTICLE 9
TERMINATION
9.1    Termination of Agreement. This Agreement may be terminated by the Parties only as provided below:
(a)Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty or covenant contained in this Agreement which individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (ii) if the Statements of Assets and Liabilities are unsatisfactory to Buyer in any respect whatsoever (as determined by Buyer in its sole and absolute discretion), or (iii) if the Closing shall not have occurred on or before June 17, 2016 (the “Outside Date”) (unless Buyer’s breach of a representation, warranty or covenant contained in this Agreement is the primary reason the Closing did not occur prior to such date); and
(c)Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement which individually, or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or (ii) if the Closing shall not have occurred on or before the Outside Date (unless Seller’s breach of a representation, warranty or covenant contained in this Agreement is the primary reason the Closing did not occur prior to such date).
9.2    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate and all Escrowed Funds shall be distributed to Buyer (and Seller shall take all actions necessary to cause the Escrowed Funds to be distributed to Buyer); provided, however, that (i) if this Agreement is terminated pursuant to Section 9.1(c), then the amount of Escrowed Funds to be distributed to Buyer shall be reduced by $150,000 (the “Breakage Fee”) and the Breakage Fee will be distributed as liquidated damages to Seller pursuant to the terms of the Escrow Agreement (and such Breakage Fee will be Seller’s sole and exclusive remedy with respect to such termination), (ii) this Article 9 will survive the termination and (iii) except as provided in clause (i) of this sentence, nothing in this Article 9 will release any Party from any liability for any breach of any representation, warranty, covenant or agreement in this Agreement.
ARTICLE 10
DEFINITIONS
“Accountants” has the meaning set forth in Section 8.3.
“Acquisition Transaction” has the meaning set forth in Section 4.6.

Exhibit 2.1

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, actual losses, actual damages, deficiencies, costs of investigation, court costs, and other actual expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement), but not including any punitive damages except to the extent such damages are owed to a third party, and not including any speculative or consequential damages or damages for loss of opportunity or lost profit.
“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person, (b) any officer, director or shareholder of such Person, and (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b) or anyone sharing a home with such Person or any of the Persons referred to in clauses (a) and (b). For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preface.
“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.
“Anti-Dilution Actions” has the meaning set forth in Section 5.4.
“Breakage Fee” has the meaning set forth in Section 9.2.
“Broker” has the meaning set forth in Section 2.2(d).
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.
“Buyer” has the meaning set forth in the preface.
“Buyer Indemnitee” has the meaning set forth in Section 7.2(a).
“Buyer Released Claims” has the meaning set forth in Section 5.3(b).
“Buyer Releasors” has the meaning set forth in Section 5.3(b).
“Cap” has the meaning set forth in Section 7.4(b).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Company” means CMC Industries, Inc., a Texas corporation.
“Company Insurance Agreements” has the meaning set forth in Section 3.13.
“Company Securities” means the issued and outstanding capital stock of (and any other equity interests in) the Company.
“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.
“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

Exhibit 2.1

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services including without limitation the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company or its Subsidiaries prior to Closing, (g) Off-Balance Sheet Financing of the Company or its Subsidiaries in existence immediately prior to the Closing, (h) other long term or non-ordinary course liabilities, (i) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any Company Securities or any assets of the Company or any of its Subsidiaries, even though the Company and its Subsidiaries have not assumed or otherwise become liable for the payment thereof, and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (h) above of any other Person, in each case with respect to clauses (a) through (j) together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.
“Designated Pre-Closing Liabilities” means (a) any Transaction Expenses, (b) any Debt of the Company or any of its Subsidiaries as of the Closing Date other than pursuant to the Mortgage, (c) any obligation of the Company or any of its Subsidiaries to indemnify or hold harmless any current or former director or officer of the Company or any of its Subsidiaries for claims that relate to periods prior to the Closing, and (d)  all liabilities and obligations arising out of the operation of the business of the Company and its Subsidiaries prior to the Closing Date, in each case whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.
“Dilution Scenarios” has the meaning set forth in Section 5.4.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof. The information shown in the Disclosure Schedule shall specifically refer to the section or subsection of Article 3 to which such information is responsive. The disclosures in any section or subsection of the Disclosure Schedule shall not qualify other sections and subsections in Article 3. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.
“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Substances, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or liabilities of the Company, any of its Subsidiaries, Seller or Buyer or in respect of Rail Facility Property or any real property formerly owned or operated by the Company or any of its Subsidiaries, as applicable. “Environmental Condition” shall include those conditions identified or discovered before or after the date hereof resulting from any activity, inactivity or operations whatsoever on or before the Closing Date.
“Environmental, Health, and Safety Requirements” shall mean all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.
“Environmental Lien” shall mean any Lien in favor of any Governmental Body in connection with any liability under any Environmental, Health, and Safety Requirements, or damage arising from, or costs incurred by, such Governmental Body in response to a Release or threatened Release.
“Environmental Permits” has the meaning set forth in Section 3.16(b).
“Environmental Reports” has the meaning set forth in Section 3.16(n).
“Escrow Agent” means Dain, Torpy, Le Ray, Wiest & Garner, P.C.
“Escrow Agreement” has the meaning set forth in Section 1.2.
“Escrow Amount” means the Purchase Price plus the Estimated Tax Payment Amount.

Exhibit 2.1

“Escrowed Funds” means the Escrow Amount plus any interest and other earnings or gains realized on such amount.
“Estimated Tax Payment Amount” has the meaning set forth in Section 1.2.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance, exposure to or the Release of which is prohibited, limited, or regulated, or could give rise to liability under any applicable Environmental, Health, and Safety Requirements.
“Improvements” means, collectively, all buildings, structures, fixtures and other improvements to real property, together with all systems, equipment and other components thereof.
“Indemnified Party” has the meaning set forth in Section 7.6(a).
“Indemnifying Party” has the meaning set forth in Section 7.6(a).
“Knowledge of Seller” or words of similar import, means the actual knowledge of any of Leo Schwartz or Larry Krauss, or Dan Savelli specifically with respect to Tax matters, after reasonable inquiry by each such Person.
“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.
“Lease” means any written or oral lease, sublease, license, easement, concession or other similar agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds a leasehold, subleasehold, license, easement or other similar interest to use or occupy any real property or Improvements.
“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, lease, license, servitude, right of way, covenant or zoning restriction.
“Management Services Agreement” has the meaning set forth in Section 6.1(g).
“Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could be reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, prospects (including as projected in any forecast of the Company or its Subsidiaries), operating results, value, employee, customer or supplier relations, or condition (financial or otherwise) of the Company or any of its Subsidiaries, including, without limitation, (b) the ability of the Company or Seller to consummate timely the transactions contemplated by this Agreement; or (c) the ability of the Company and its Subsidiaries to conduct their operations after the Closing in substantially the same manner as such business was conducted prior to the Closing.
“Mortgage” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement dated as March 12, 2015, from TRT LeaseCo to the deed of trust trustee named therein for the benefit of Mortgage Lender, recorded in the Office of the County Clerk of Liberty County, Texas on March 16, 2015, under Clerk’s File No. 2015004026, encumbering the Rail Facility Property.
“Mortgage Lender” means Wells Fargo Bank Northwest, N.A., as trustee, and its successors and assigns.
“Mortgage Lender Approval” has the meaning set forth in Section 4.2(b).

Exhibit 2.1

“Mortgage Loan” means that certain mortgage loan in an original principal amount of $182,666,908.56 made by Mortgage Lender to TRT LeaseCo on March 12, 2015.
“Mortgage Loan Documents” means the Mortgage and all other documents evidencing and/or securing the Mortgage Loan.
“Notice of Management Services Agreement” has the meaning set forth in Section 6.1(g).
“Off-Balance Sheet Financing” means (a) any liability of the Company or its Subsidiaries under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company or any of its Subsidiaries under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
“Outside Date” has the meaning set forth in Section 9.1(c).
“Parent” has the meaning set forth in the preface.
“Party” has the meaning set forth in the preface.
“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.
“Permitted Lien” means (a) the Mortgage Loan and the Mortgage Loan Documents, (b) the Lease, (c) any exceptions to coverage shown in the Title Insurance Policy, (d) matters appearing on the Survey, and (d) to the extent such items are the responsibility of Tenant under the Rail Facility Lease or do not materially interfere with the conduct of the business of the Company or its Subsidiaries or materially and adversely affect the use, marketability, or value of the Rail Facility Property (i) liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, (ii) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising under applicable Laws in the Ordinary Course of Business and not incurred in connection with the borrowing of money or the extension of credit and for which the underlying obligation is not yet due or payable or is being contested in good faith through appropriate proceedings in a timely manner and (iii) applicable zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body of which neither the Company nor any of its Subsidiaries nor the Rail Facility Property is in violation.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Body.
“Phase I ESA” has the meaning set forth in Section 3.16(c).
“Pre-Closing Taxes” has the meaning set forth in Section 8.3.
“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchased Securities” has the meaning set forth in Section 1.1.

Exhibit 2.1

“Rail Facility Lease” means that certain Lease dated as of June 1, 2014, between TRT LeaseCo, as landlord, and Tenant, as tenant, as the same has been amended, modified and supplemented.
“Rail Facility Property” means the insured real property located in Liberty County, Texas, described in the Title Insurance Policy, together with all (a) Improvements located thereon and (b) privileges, rights, easements, hereditaments, appurtenances and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or property.
“Released Parties” has the meaning set forth in Section 5.3(a).
“Requirements” has the meaning set forth in Section 3.11(a).
“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Seller” has the meaning set forth in the preface.
“Seller Prepared Returns” has the meaning set forth in Section 8.2.
“Seller Released Claims” has the meaning set forth in Section 5.3(a).
“Seller Releasors” has the meaning set forth in Section 5.3(a).
“Statements of Assets and Liabilities” has the meaning set forth in Section 3.7.
“Stockholders’ Agreement” has the meaning set forth in Section 6.1(g).
“Straddle Period Return” has the meaning set forth in Section 8.3.
“Straddle Statement” has the meaning set forth in Section 8.3.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Survey” has the meaning set forth in Section 3.11(e).
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” has the meaning set forth in Section 8.5(b).

Exhibit 2.1

“Texas Franchise Tax” or “Texas Franchise Taxes” means any franchise tax imposed upon entities organized or doing business in the State of Texas, as set forth on a Texas Franchise Tax Report, including any interest, penalty, or addition thereto, whether disputed or not.
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Threshold” has the meaning set forth in Section 7.4(a).
“Tenant” means BNSF Railway Company, a Delaware corporation.
“Title Insurance Policy” means that certain Owner’s Policy of Title Insurance, Policy No. O-5966-000090547, in the amount of $182,666,908.56, issued to TRT LeaseCo by Stewart Title Guaranty Company.
“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company or its Subsidiaries in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers) incurred or accrued prior to and including the Closing Date, and (b) Taxes, if any, required to be paid by Buyer (on behalf of the Company or its Subsidiaries), the Company or any of its Subsidiaries with respect to the amounts payable pursuant to this Agreement or the amounts described in clause (a).
“TRT LeaseCo” means TRT LeaseCo, LLC, a Delaware limited liability company, a Subsidiary of the Company.
ARTICLE 11
MISCELLANEOUS
11.1    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock exchange listing requirements (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). Notwithstanding the foregoing, after the Closing Buyer shall be permitted to issue press releases, make public announcements and communicate with shareholders, analysts, investors, employees, customers and suppliers without the consent or participation of the other Parties hereto.
11.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
11.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
11.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (b) assign its rights under this Agreement to any Person that acquires the Company or any of its assets, and in the case of any such assignment referred to in the foregoing clauses (a) and (b) that occurs prior to the Closing, Buyer will provide Seller with written notice of such assignment at least three (3) Business Days prior to the Closing Date.
11.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (.PDF)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
11.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Exhibit 2.1

11.7    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	CRIC TRT Acquisition LLC 10290 West Atlantic Avenue, #480127 Delray Beach, FL 33448 Attn: Leo S. Schwartz Email: lschwartz@cric2funds.com
And to:	CRIC TRT Acquisition LLC 100 Sheppard Avenue East, Suite 502 Toronto, ON M2N 6N5 Canada Attn: Larry Krauss Email: lkrauss@terracap.ca
Copy to: (which copy shall not constitute notice)	Dain, Torpy, Le Ray, Wiest & Garner, P.C. 745 Atlantic Avenue, 5th Floor Boston, MA 02111 Attn: Timothy Pecci Email: tpecci@daintorpy.com
If to Parent:	BNSF-Delpres Investments Ltd. 10290 West Atlantic Avenue, #480127 Delray Beach, FL 33448 Attn: Leo S. Schwartz Email: lschwartz@cric2funds.com
And to:	BNSF-Delpres Investments Ltd. 100 Sheppard Avenue East, Suite 502 Toronto, ON M2N 6N5 Canada Attn: Larry Krauss Email: lkrauss@terracap.ca
Copy to: (which copy shall not constitute notice)	Dain, Torpy, Le Ray, Wiest & Garner, P.C. 745 Atlantic Avenue, 5th Floor Boston, MA 02111 Attn: Timothy Pecci Email: tpecci@daintorpy.com

Exhibit 2.1

If to Buyer:	CMC Acquisition, LLC c/o Kingsway America Inc. 150 Pierce Road, 6th Floor Itasca, IL 60143 Attn: Hassan Baqar and William Hickey Email: hbaqar@kingswayfinancial.com; whickey@kingswayfinancial.com
Copy to: (which copy shall not constitute notice)	McDermott Will & Emery LLP 227 W. Monroe Street Chicago, IL 60606 Attention: Eric Orsic Email: eorsic@mwe.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
11.8    Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
11.9    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
11.10    Injunctive Relief. Seller hereby agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach or threatened breach by Seller, and enforcing specifically the terms and provisions of this Agreement. Seller hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.
11.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
11.12    Expenses. Except as otherwise provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all Transaction Expenses incurred by the Company and its Subsidiaries in connection with this Agreement shall be paid by Seller.
11.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of

Exhibit 2.1

the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
11.14    Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.
11.15    Confidentiality. Seller shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including, without limitation, the Purchase Price; provided, however, that Seller may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.
11.16    Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
11.17    Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
11.18    Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 11.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.
11.19    Guaranty. Parent hereby guarantees the prompt payment, performance and observation by Seller of its obligations hereunder. The obligation of Parent under this Section 11.19 is a continuing guaranty and shall remain in effect and shall survive the Closing.
11.20    Buyer Acknowledgment.
(a)BUYER ACKNOWLEDGES AND AGREES THAT IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES ACT OF 1933).
(b)IN CONNECTION WITH ITS INVESTIGATION OF THE COMPANY AND ITS SUBSIDIARIES AND THEIR BUSINESS, BUYER MAY HAVE RECEIVED OR HAD ACCESS TO CERTAIN PROJECTIONS AND OTHER FORECASTS, INCLUDING PROJECTED FINANCIAL STATEMENTS, CASH FLOW ITEMS, CERTAIN BUSINESS PLAN INFORMATION AND OTHER DATA OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES. BUYER

Exhibit 2.1

ACKNOWLEDGES AND AGREES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS AND PLANS AND, ACCORDINGLY, IS NOT RELYING ON THEM, AND (II) NONE OF THE SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY AFFILIATE THEREOF HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PROJECTIONS AND OTHER FORECASTS AND PLANS.
(c)BUYER ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN AS SET FORTH IN SECTION 2.1 AND ARTICLES 3, 4 AND 5 HEREOF (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), NONE OF SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, MAKES, AND THEY HEREBY SPECIFICALLY DISCLAIM MAKING, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR ARISING BY OPERATION OF LAW, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES AND/OR THE RAIL FACILITY PROPERTY; AND (II) IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF SELLER OR THE COMPANY OR ANY OF ITS SUBSIDIARIES EXCEPT AS SET FORTH IN SECTION 2.1 OR ARTICLE 3 HEREOF (AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND THAT NO PERSON HAS BEEN AUTHORIZED BY SELLER OR THE COMPANY OR ANY OF ITS SUBSIDIARIES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SET FORTH IN SECTION 2.1 AND ARTICLE 3 HEREOF (AS QUALIFIED BY THE DISCLOSURE SCHEDULE).
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:
CMC ACQUISITION, LLC
___________________________________
By:
Title:
SELLER:
CRIC TRT ACQUISITION LLC
___________________________________
By:
Title:
PARENT:
BNSF-DELPRES INVESTMENTS LTD.
___________________________________
By:
Title:

Exhibit 2.1